Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements pertaining to the 2004 Omnibus Stock Option Plan (Form S-8, No. 333-120376), the 2001 Directors Stock Option Plan (Form S-8, No. 333-75222), the 1999 Stock Option Plan (Form S-8, No. 333-31338) and the Employee Stock Ownership and Savings Plan (Form S-8, No. 333-63865) of First Community Bancshares, Inc. of our report dated March 3, 2006, with respect to the consolidated financial statements of First Community Bancshares, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Charleston, West Virginia
March 7, 2007